Exhibit 99.1
Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Ramón M. Ruiz-Comas	Kathy Waller
President & CEO	AllWays Communicate, LLC
(787) 749-4949	(312) 543-6708
          Triple-S Management Corporation Reports Second Quarter 2011 Results
SAN JUAN, Puerto Rico, August 3, 2011 — Triple-S Management Corporation (NYSE:GTS), one of the leading managed care companies in Puerto Rico, today announced consolidated revenues of $536.8 million and operating income of $15.6 million for the three months ended June 30, 2011. Net income of $17.1 million, or $0.59 per diluted share, includes an after tax net gain of $5.7 million, or $0.20 per diluted share, related to net realized and unrealized gains and losses on investments and derivatives.
Second-Quarter Consolidated Highlights
•	Total consolidated operating revenues were $529.4 million;
•	Operating income was $15.6 million;
•	Excluding the after tax net realized and unrealized gains and losses on investments and derivatives, net income was $11.4 million, or $0.39 per diluted share;
•	Consolidated loss ratio was 83.9% and the medical loss ratio (MLR) was 88.0%;
•	Medicare member month enrollment increased 59.2%.
Ramón M. Ruiz-Comas, President and Chief Executive Officer of Triple-S Management Corporation, commented on the quarter results, “Despite achieving our expectations with respect to membership, revenue and MLR management, earnings were impacted by higher overall operating expenses stemming from our IT system conversion. As we continue transitioning our members to the new IT system, we increased temporary staffing hours and overtime in order to ensure continuity of service and minimize disruption to members and providers. In the second half of 2011, we anticipate that these costs will continue as we proceed with the IT conversion. We have converted over 50% of our membership and the transition is advancing smoothly and remains on schedule.”
Mr. Ruiz-Comas added, “Year to date, our segment MLR is tracking our forecasts, resulting from numerous programs that are beginning to bear fruit. Within the Commercial business, our pricing strategies and cost-control efforts, which have been centered primarily on the implementation of underwriting and utilization initiatives, continue to be successful. In the Medicare business, several initiatives that we have put in place, including increasing the number of Health Risk Assessments (HRAs) received, should positively influence the segment’s MLR going forward.”
“While we are pleased with current trends in our core business, we believe that it is prudent at this juncture to reduce our 2011 EPS guidance range to $2.02-$2.12 from our original
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guidance of $2.13-$2.23, reflecting higher operating expenses,” concluded Mr. Ruiz-Comas.
Selected Quarterly Details
•	Pro Forma Net Income was $11.4 million, or $0.39 Per Diluted Share. Weighted average shares outstanding were 29.0 million. This compares with pro forma net income of $19.6 million, or $0.67 per diluted share, in the corresponding quarter of 2010, based on weighted average shares outstanding of 29.4 million.
•	Consolidated Premiums Increased 1.4%, to $509.8 million. The increase is principally due to the acquisition of American Health (AH) offset by the termination of the Medicaid contracts in the fourth quarter of 2010.
•	Consolidated Administrative Service Fees Declined 42.6%, to $7.0 million. The significant decrease reflects the termination of the Medicaid contracts and lower Commercial ASO membership.
•	Managed Care Membership. Fully insured Commercial membership was 486,100, down 4.1% from the same period last year. Medicare membership increased 60.2%, to 104,200, mostly due to the AH acquisition. Medicaid fully insured membership was 345,300 at the end of the second quarter of 2010.
•	Consolidated Loss Ratio Declined by 60 Basis Points, to 83.9%. The consolidated loss ratio declined as a result of the 50 basis point reduction in the Managed Care MLR and the 440 basis point decrease in the Property and Casualty segment’s loss ratio.
•	Managed Care MLR Decreased by 50 Basis Points, to 88.0%. Excluding the effect of the lost Medicaid contracts, the MLR was 10 basis points lower than last year, reflecting the sustained improvement in the Commercial MLR. This was partially offset by a higher Medicare MLR, resulting from increased utilization trends in our non-dual offering and the addition of AH, which has a greater MLR than our existing Medicare products.
•	Consolidated Operating Expense Ratio Rose by 170 Basis Points, to 16.6%. The higher consolidated operating expense ratio was mainly due to additional operating costs incurred to maintain the historically high level of quality service we offer our members and providers throughout the Managed Care IT transition period. Also contributing to the increase in this metric is that the AH operations run at a higher operating expense ratio than the Medicaid business. Consolidated operating expenses increased by $9.2 million, or 12.0%, from a year ago. In the second quarter, $2.2 million was attributable to enhanced customer service to members and providers during the IT system conversion, and approximately $2.1 million was associated with the amortization of intangible assets related to the AH transaction.
•	Consolidated Operating Income Decreased 40.2%, to $15.6 Million. The decrease mostly reflects the termination of the Medicaid contracts, which contributed $5.9 million to the consolidated operating income last year, and higher consolidated operating expenses.
•	Consolidated Operating Income Margin Was 2.9%. The consolidated operating margin declined by 200 basis points year over year due to lower profitability across our Managed Care and Life Insurance segments.
•	Consolidated Effective Tax Rate Was 14.5%. The reduced effective income tax rate is the result of both a lower taxable income from our Managed Care segment, which has a higher effective tax rate, and Puerto Rican tax reform, which became effective in January 2011. This legislation decreased the maximum corporate tax rate to 30% from 39% and eliminated an additional tax rate imposed in 2009.
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•	Parent Company Information. As of June 30, 2011, Triple-S Management had $59.6 million in parent company cash, cash equivalents, and investments.

	Pro Forma Net Income
(Unaudited)	Three months		Six months
	ended June 30,		ended June 30,
(dollar amounts in millions)	2011	2010	2011	2010

Net income	$17.1	$15.1	$27.5	$26.2
Less pro forma adjustments:
Net realized investment gains, net of tax	5.9	1.2	11.0	—
Net unrealized trading investments losses, net of tax	(0.1)	(5.1)	(1.1)	(3.4)
Derivative loss, net of tax	(0.1)	(0.6)	(0.3)	(0.8)
Charge related to change in enacted tax rate	—	—	(6.4)	—

Pro forma net income	$11.4	$19.6	$24.3	$30.4

Diluted pro forma net income per share	$0.39	$0.67	$0.84	$1.04

Six-Month Recap
For the six months ended June 30, 2011, consolidated operating revenues declined 1.3% to $1.03 billion, primarily reflecting the termination of the Medicaid contracts effective September 30, 2010; offset in great part by an increase in member months in the Medicare business attributed to new members acquired from American Health. Consolidated claims incurred for the six-month period were $830.5 million, down 2.4% year over year. The six-month consolidated loss ratio decreased 180 basis points to 83.5%, while the MLR fell 160 basis points to 87.7%. This decline was mostly driven by lower utilization in the Commercial business, offset by an increased Medicare MLR, resulting from increased utilization trends in our non-dual Medicare offering, and the addition of American Health, which has a higher MLR than our existing Medicare products. Consolidated operating expenses for the six months ended June 30, 2011 were $168.6 million and the operating expense ratio was 16.7%. Pro forma net income for the six-month period was $24.3 million, or $0.84 per diluted share, based on weighted average shares outstanding of 29.0 million, compared with $30.4 million, or $1.04 per diluted share, based on weighted average shares outstanding of 29.3 million at the same time last year.
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Segment Performance
Triple-S Management operates in three segments: 1) Managed Care, 2) Life Insurance, and 3) Property and Casualty Insurance. Management evaluates performance based primarily on the operating revenues and operating income of each segment. Operating revenues include premiums earned, net administrative service fees and net investment income. Operating costs include claims incurred and operating expenses. The Company calculates operating income or loss as operating revenues minus operating expenses. Operating margin is defined as operating income or loss divided by operating revenues.

(Unaudited)	Three months ended June 30,			Six months ended June 30,
			Percentage			Percentage
(dollar amounts in millions)	2011	2010	Change	2011	2010	Change

Premiums earned, net:
Managed Care:
Commercial	$232.4	$244.0	(4.8%)	$468.8	$477.9	(1.9%)
Medicare	226.4	117.6	92.5%	420.5	238.2	76.5%
Medicaid	(0.1)	90.9	(100.1%)	2.7	180.2	(98.5%)

Total Managed Care	458.7	452.5	1.4%	892.0	896.3	(0.5%)
Life Insurance	27.9	26.1	6.9%	54.9	52.0	5.6%
Property and Casualty	23.9	25.2	(5.2%)	49.5	50.7	(2.4%)
Other	(0.7)	(1.0)	(30.0%)	(1.3)	(2.1)	(38.1%)

Consolidated premiums earned, net	$509.8	$502.8	1.4%	$995.1	$996.9	(0.2%)

Operating revenues:
Managed Care	$471.5	$470.5	0.2%	$916.6	$932.5	(1.7%)
Life Insurance	32.4	30.3	6.9%	63.8	60.4	5.6%
Property and Casualty	26.2	28.1	(6.8%)	54.1	56.3	(3.9%)
Other	(0.7)	(1.3)	(46.2%)	(1.4)	(2.5)	(44.0%)

Consolidated operating revenues	$529.4	$527.6	0.3%	$1,033.1	$1,046.7	(1.3%)

Operating income:
Managed Care	$9.0	$18.5	(51.4%)	$21.4	$31.1	(31.2%)
Life Insurance	3.6	4.7	(23.4%)	7.9	8.5	(7.1%)
Property and Casualty	2.0	2.0	0.0%	3.0	1.1	172.7%
Other	1.0	0.9	11.1%	1.7	1.7	0.0%

Consolidated operating income	$15.6	$26.1	(40.2%)	$34.0	$42.4	(19.8%)

Operating margin:
Managed Care	1.9%	3.9%	-200 bp	2.3%	3.3%	-100 bp
Life Insurance	11.1%	15.5%	-440 bp	12.4%	14.1%	-170 bp
Property and Casualty	7.6%	7.1%	50 bp	5.5%	2.0%	350 bp
Consolidated	2.9%	4.9%	-200 bp	3.3%	4.1%	-80 bp

Depreciation and amortization expense	$5.4	$4.0	35.0%	$10.6	$6.9	53.6%

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	Three months ended		Six months ended
Managed Care Additional Data	June 30,		June 30,
(Unaudited)	2011	2010	2011	2010

Member months enrollment:
Commercial:
Fully-insured	1,459,055	1,535,176	2,922,436	3,042,290
Self-insured	664,056	732,849	1,388,215	1,499,132

Total Commercial	2,123,111	2,268,025	4,310,651	4,541,422
Medicare:
Medicare Advantage	285,168	167,640	531,636	341,295
Stand-alone PDP	26,637	28,256	53,204	56,381

Total Medicare	311,805	195,896	584,840	397,676
Medicaid:
Fully-insured	—	1,030,703	—	2,043,539
Self-insured	—	593,594	—	1,182,778

Total Medicaid	—	1,624,297	—	3,226,317

Total member months	2,434,916	4,088,218	4,895,491	8,165,415

Claim liabilities (in millions)	$277.1	$292.7 *
Days claim payable (excluding American Health)	68.2	71.7 *

Premium PMPM:
Managed Care	$259.03	$163.84	$254.33	$163.45
Commercial	159.28	158.94	160.41	157.09
Medicare	726.09	600.32	719.00	598.98
Medicaid	—	88.19	—	88.18

Medical loss ratio	87.9%	88.5%	87.6%	89.3%
Commercial	84.9%	92.1%	87.8%	91.4%
Medicare Advantage	90.5%	79.9%	88.8%	81.0%
Stand-alone PDP	70.6%	84.6%	78.3%	77.4%
Medicaid	0.0%	89.7%	0.0%	94.8%

Adjusted medical loss ratio	89.0%	88.9%	87.8%	88.7%
Commercial	90.8%	90.2%	88.2%	90.4%
Medicare Advantage	87.5%	84.3%	87.6%	82.6%
Stand-alone PDP	69.9%	79.1%	79.1%	77.1%
Medicaid	0.0%	91.2%	0.0%	92.2%

Operating expense ratio:
Consolidated	16.6%	14.9%	16.7%	15.0%
Managed Care	12.6%	11.1%	12.5%	11.0%

*	Information provided as of March 31, 2011.
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Managed Care Membership by Segment

	As of June 30,
	2011	2010

Members:
Commercial:
Fully-insured	486,138	513,366
Self-insured	220,521	238,620

Total Commercial	706,659	751,986
Medicare:
Medicare Advantage	95,351	55,625
Stand-alone PDP	8,808	9,383

Total Medicare	104,159	65,008
Medicaid:
Fully-insured	—	345,317
Self-insured	—	199,570

Total Medicaid	—	544,887

Total members	810,818	1,361,881

2011 Guidance
Mr. Ruiz-Comas stated, “As we enter the second half of 2011, our goal is to continue to drive organic growth, while further improving our MLR and controlling our operating expenses. We are adjusting our consolidated operating expense ratio, operating income, effective tax rate and pro forma EPS guidance to reflect the impact of our commitment to offer our members and providers the same level of consistent and reliable service that they have become accustomed to as we proceed with the Managed Care IT system conversion. The consolidated operating expense ratio was increased to 16.0%-16.4% from 15.3%-15.8% and the consolidated operating income was lowered to $80.0-$86.0 million from $89.0-$95.0 million. The consolidated effective tax rate was reduced to 24%-26% from 26%-28%. We are reaffirming all other metrics in our guidance.”

2011 Range
Medical enrollment fully-insured (member months)	7.1-7.3 million
Medical enrollment self-insured (member months)	2.5-2.6 million
Consolidated operating revenues (in billions)	$2.0-$2.2
Consolidated loss ratio	83.0%-84.0%
Medical loss ratio	87.0%-88.0%
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Consolidated operating expense ratio	16.0%-16.4%
Consolidated operating income (in millions)	$80.0-$86.0
Consolidated effective tax rate	24%-26%
Pro forma earnings per share	$2.02-$2.12
Weighted average of diluted shares outstanding (in millions)	29.0
Conference Call and Webcast
Management will host a conference call and webcast on August 3, 2011 at 9:30 a.m. Eastern Time to discuss its financial results for the three months and six months ended June 30, 2011, as well as expectations for future earnings. To participate, callers within the U.S. and Canada should dial 1-877-941-9205, and international callers should dial 1-480-629-9692 about five minutes before the presentation.
To listen to the webcast, participants should visit the “Investor Relations” section of the Company’s Web site at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the “Investor Relations” section of Triple-S Management’s Web site, will be available about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the “Investor Relations” section of the Web site.
About Triple-S Management Corporation
Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico. Triple-S Management also has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico and the U.S. Virgin Islands. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial and Medicare Advantage markets under the Blue Cross Blue Shield brand through its subsidiary Triple-S Salud, Inc. and effective February 2011, also offer non-branded Medicare products through American Health Inc. In addition to its managed care business, Triple-S Management provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico.
For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.
Forward-Looking Statements
This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”,
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“estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.
All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).
In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:
•	Trends in health care costs and utilization rates

•	Ability to secure sufficient premium rate increases

•	Competitor pricing below market trends of increasing costs

•	Re-estimates of policy and contract liabilities

•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance

•	Significant acquisitions or divestitures by major competitors

•	Introduction and use of new prescription drugs and technologies

•	A downgrade in the Company’s financial strength ratings

•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies

•	Ability to contract with providers consistent with past practice

•	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs

•	Volatility in the securities markets and investment losses and defaults

•	General economic downturns, major disasters, and epidemics
This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.
Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.
-FINANCIAL TABLES ATTACHED-
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Condensed Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

	Unaudited
	June 30,	December 31,
	2011	2010
Assets

Investments	$1,151,994	$1,105,926
Cash and cash equivalents	57,372	45,021
Premium and other receivables, net	304,087	325,780
Deferred policy acquisition costs and value of business acquired	145,812	146,086
Property and equipment, net	80,309	76,745
Other assets	116,231	59,812

Total assets	$1,855,805	$1,759,370

Liabilities and Stockholders’ Equity

Policy liabilities and accruals	$801,933	$760,028
Accounts payable and accrued liabilities	266,019	216,043
Long-term borrowings	140,207	166,027

Total liabilities	1,208,159	1,142,098

Stockholders’ equity:
Common stock	28,932	28,816
Other stockholders’ equity	618,714	588,456

Total stockholders’ equity	647,646	617,272

Total liabilities and stockholders’ equity	$1,855,805	$1,759,370

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Condensed Consolidated Statements of Earnings
(Dollar amounts in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	Unaudited	Historical	Unaudited	Historical
	2011	2010	2011	2010

Revenues:
Premiums earned, net	$509,843	$502,761	$995,114	$996,938
Administrative service fees	6,962	12,166	13,557	24,664
Net investment income	12,654	12,671	24,452	25,094

Total operating revenues	529,459	527,598	1,033,123	1,046,696

Net realized investment gains:
Total other-than-temporary impairment losses on securities	—	(761)	—	(2,616)
Net realized gains, excluding other-than-temporary impairment losses on securities	6,995	2,194	12,888	2,670

Total net realized investment gains	6,995	1,433	12,888	54

Net unrealized investment loss on trading securities	(119)	(6,010)	(1,260)	(3,980)
Other income (expense), net	466	(324)	480	(172)

Total revenues	536,801	522,697	1,045,231	1,042,598

Benefits and expenses:
Claims incurred	427,941	424,838	830,514	850,666
Operating expenses	85,882	76,720	168,593	153,591

Total operating costs	513,823	501,558	999,107	1,004,257

Interest expense	2,957	3,372	6,084	6,600

Total benefits and expenses	516,780	504,930	1,005,191	1,010,857

Income before taxes	20,021	17,767	40,040	31,741

Income tax expense	2,935	2,710	12,584	5,492

Net income	$17,086	$15,057	$27,456	$26,249

Basic net income per share	$0.59	$0.52	$0.95	$0.90

Diluted earnings per share	$0.59	$0.51	$0.95	$0.90
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Condensed Consolidated Statements of Cash Flows
(Dollar amounts in thousands, except per share data)

	For the Six Months Ended
	June 30,
	Unaudited	Historical
	2011	2010
Net cash provided by operating activities	$77,983	$31,594

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	101,326	43,443
Fixed maturities matured/called	51,443	58,312
Equity securities	14,425	14,685
Securities held to maturity:
Fixed maturities matured/called	1,440	1,276
Acquisition of investments:
Securities available for sale:
Fixed maturities	(140,417)	(143,742)
Equity securities	(35,334)	(17,285)
Securities held to maturity:
Fixed maturities	(255)	(250)
Net inflows / (outflows) for policy loans	(215)	(114)
Acquisition of business, net of $27,430 of cash acquired	(54,058)	—
Net capital expenditures	(8,460)	(10,197)

Net cash used in investing activities	(70,105)	(53,872)

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	(13,008)	(2,483)
Payments of short-term borrowings, net	42,740	17,695
Repayments of long-term borrowings	(25,820)	(820)
Repurchase and retirement of common stock	(1,557)	—
Proceeds from policyholder deposits	7,679	5,772
Cash settlements of stock options	(2,420)	—
Proceeds from exercise of stock options	189	—
Surrenders of policyholder deposits	(3,330)	(3,959)

Net cash provided by financing activities	4,473	16,205

Net increase (decrease) in cash and cash equivalents	12,351	(6,073)

Cash and cash equivalents, beginning of period	45,021	40,376

Cash and cash equivalents, end of period	$57,372	$34,303

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